Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-155638) of Sharps Compliance Corp. of our report dated August 26, 2010 with respect to the consolidated financial statements of Sharps Compliance Corp. and subsidiaries as of June 30, 2010 and 2009, and for the years then ended and to our report dated August 26, 2010 on the effectiveness of Sharps Compliance Corp. and subsidiaries internal control over financial reporting as of June 30, 2010, included in this Annual Report on Form 10-K for the year ended June 30, 2010.

/s/ UHY LLP

Houston, Texas
August 26, 2010